Exhibit 99.1

Maison Solutions Announces Pricing of $10 Million Initial Public Offering

MONTEREY PARK, Calif., October 4, 2023 – Maison Solutions Inc. (“Maison Solutions” or the “Company”), a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, today announced the pricing of its initial public offering of 2,500,000 shares of its Class A common stock at a price to the public of $4.00 per share. The Company has also granted the underwriters a 45-day option to purchase up to an additional 375,000 shares of Class A common stock, on the same terms and conditions, to cover over-allotments, if any.

The common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “MSS” on October 5, 2023. The offering is expected to close on or about October 10, 2023, subject to the satisfaction of customary closing conditions.

Maison Solutions intends to use the net proceeds from the offering primarily for new store acquisitions and expansion, including opening new stores and the acquisition of businesses and supermarkets that complement the Company’s business, to pay off loans, research and develop its operating systems with JD.com, make upgrades and renovations to existing stores, and to develop its online business.

Joseph Stone Capital, LLC is acting as the lead underwriter for the Offering. Akerman LLP is acting as counsel to the Company, and Davidoff Hutcher & Citron LLP is acting as counsel to Joseph Stone Capital, LLC in connection with the offering.

A registration statement relating to the securities of this offering has been filed with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Reg. No. 333-272123) and was declared effective by the SEC on September 29, 2023. This registration statement SEC can be obtained by visiting EDGAR on the SEC website at www.sec.gov.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained by contacting: Joseph Stone Capital, LLC, 29 Broadway, #1800, New York, NY 10006, Attn: Investment Banking /Syndicate Department, or by emailing corporatefinance@josephstonecapital.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Maison Solutions Inc.

Maison Solutions Inc. is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including information about the public offering and the intended use of proceeds from the offering. No assurance can be given that the proceeds will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin or Laurie Berman

310-279-5980

info@maisonsolutionsinc.com